Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-205454, 333-185303 and 333-227442 on Form S-8 of our report dated April 11, 2019, relating to the consolidated financial statements of Summer Energy Holdings, Inc. and subsidiaries appearing in this Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ WHITLEY PENN LLP

Houston, Texas

April 11, 2019